Exhibit 99.1

Air Lease Corporation

Earnings Call Transcript

May 8, 2015

4:30 p.m. ET

Q1 2015

AIR LEASE CORPORATION PARTICIPANTS

Ryan McKenna	Vice President, Strategic Planning
Steven Udvar-Házy	Chairman and CEO
John Plueger	President and COO
Greg Willis	Senior Vice President and CFO

ANALYST PARTICIPANTS

Jason Arnold	RBC Capital Markets
Nathan Hong	Morgan Stanley
Jamie Baker	JPMorgan
Kristine Liwag	Bank of America Merrill Lynch
Vincent Caintic	Macquarie Capital Markets
Richa Talwar	Deutsche Bank
Darryl Genovesi	UBS

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Q1 2015 Air Lease Corp. earnings conference call. My name is Joyce, and I will be your operator for today. (Operator Instructions) As a reminder, this conference has been recorded for replay purposes.

I would now like to turn the conference over to your host for today, Ryan McKenna, Head of Strategic Planning. Please proceed.

Ryan McKenna – Air Lease Corporation – Vice President, Strategic Planning

Good afternoon, everyone, and welcome to Air Lease Corporation’s first-quarter 2015 earnings call. This is Ryan McKenna. I am joined this afternoon by Steve Házy, our Chairman and Chief Executive Officer; John Plueger, our President and Chief Operating Officer; and Greg Willis, our Senior Vice President and Chief Financial Officer.

Earlier today, we published our first-quarter 2015 results. A copy of our earnings release is available on the investors section of our website at www.airleasecorp.com. This conference call is being webcast and recorded today, Thursday, May 7, 2015; and the webcast will be available for replay on our website.

At this time, all participants to this call are in listen-only mode. At the conclusion of today’s conference call, instructions will be given for the question-and-answer session.

Before we begin, please note that certain statements in this conference call, including certain answers to your questions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act -- including without limitation statements regarding our future operations and performance, revenues, operating expenses, other income and expense, and stock-based compensation expense. These statements and any projections as to the Company’s future performance represent management’s estimates of future results and speak only as of today, May 7, 2015.

These estimates involve risks and uncertainties that could cause actual results to differ materially from expectations. Please refer to our filings with the Securities and Exchange Commission for a more detailed description of the risk factors that may affect our results. Air Lease Corporation assumes no obligation to update any forward-looking statements or information in light of new information or future events.

In addition, certain financial measures we will use during this call such as adjusted pretax income and adjusted diluted earnings per share are non-GAAP measures and have been adjusted to exclude charges relating to the litigation settlement. A description of our reasons for utilizing these non-GAAP measures, as well as our definition of them and their reconciliation to corresponding GAAP measures, can be found in the earnings release and 10-Q we issued today.

This release can be found in both the investors and the press section of our website at www.airleasecorp.com. Unauthorized recording of this conference call is not permitted. I would now like to turn the call over to our Chairman and Chief Executive Officer, Steve Házy.

Steven Udvar-Házy – Air Lease Corporation – Chairman and CEO

Thanks, Ryan. Good afternoon, and thank you for joining us today. I’m pleased to report that for the first quarter of 2015, Air Lease increased its top-line revenues for the first quarter of 2015 to $278 million versus $246 million in the first quarter of 2014, an increase of 13%. Our income before taxes, adjusted for our one-time litigation settlement expense, increased to $102 million from $95 million in Q1 of 2014. Additionally, our adjusted diluted EPS grew to $0.61 per share compared to $0.57 per share in the first quarter of 2014.

On April 22 this year, ALC settled a litigation with AIG and ILFC, resulting in a $72 million nonrecurring pretax settlement expense that is reflected in our Q1 financial statements. We are glad that this matter is now behind us.

Globally, passenger traffic continues to grow ahead of our expectations. And we continue to see steady demand for our new aircraft. Passengers keep flying in record numbers, and airlines are remaining disciplined on capacity.

The International Air Transport Association, IATA, reported that passenger traffic for the first three months of 2015 increased 6.1% globally versus the same period in 2014, and systemwide load factors were at a high level of 78.8%. These statistics are overwhelmingly positive for the health of the industry, and overall global airline profitability is continuing.

Investor concerns seem to have calmed down as the market has digested the recent moves in jet fuel prices and currency volatility. Generally, lower fuel prices have been a significant positive for airline profitability and have more than offset the strength of the US dollar. Furthermore, historically a strong dollar tends to drive non-US airlines facing a purchase-versus-lease decision more in the direction of leasing, as they do not want to bear the full cost of an aircraft with the dollar strong relative to their respective currencies. Our pipeline of advanced technology aircraft provides Air Lease with a very powerful lever in this market, and we are continuing to thrive in this evolving landscape.

Owing to the strong performance of our Company since inception and the confidence in our future and continued growth, Air Lease’s Board of Directors declared another quarterly cash dividend to shareholders of $0.04 per share. We have delivered excellent results while building the best-in-class fleet on long-term leases with globally diversified airline customers.

Now I would like to turn over this announcement to John Plueger, our President and Chief Operating Officer, who will further discuss our operations and strategic positioning.

John Plueger – Air Lease Corporation – President and COO

Thank you, Steve. Our core leasing operations remain strong, and our customers are performing well. During the first quarter we increased our own fleet by 10 aircraft, bringing our owned total fleet to 223 aircraft. We also increased our managed fleet by two units to 19 aircraft.

As we look forward to deliveries in 2015, we expect our heaviest quarter of deliveries of the year in the second quarter, with the following 18 units scheduled to deliver: seven Boeing 737-800s, five A321-200s, four 777-300ERs, one A320, and one ATR. Now, I would like to remind you that the full revenue impact of these deliveries will not be realized until the following quarter and will be offset by sales activity during the quarter.

The market has remained consistently strong for the modern technology aircraft in our order book. Our overall portfolio lease rate factor remains strong and consistent. We are 100% placed in 2015, 88% placed in 2016, and 56% placed in 2017.

In summary, we are on track with how we target aircraft placements from our order book 18 to 36 months ahead of delivery. I told you during last quarter’s earnings call that we sold more aircraft in 2014 than we originally planned; and, as such, we would lighten up on aircraft sales during Q1 of 2015. Accordingly, we sold two airplanes during the first quarter, but we anticipate increased sales activity during the second quarter. The market remains strong for our high-quality used aircraft, and we will continue to prudently sell assets to manage our fleet.

The equity capital-raising process for Blackbird Capital I formally concluded in April, with more than $500 million equity now in place. Our team continued to add aircraft to Blackbird Capital I during the first few months of the year and is making progress in lining up opportunities for the total $2 billion fund.

I will now turn this over to Greg Willis, who will walk you through our financial results that we believe further differentiate ALC. Greg?

Greg Willis – Air Lease Corporation – Senior Vice President and CFO

Thanks, John. As Steve mentioned, we increased our top-line revenues for the first quarter of 2015 by 13% to $278 million versus 2014. After excluding the nonrecurring impact of our legal settlement, our adjusted income before taxes increased to $102 million, with an adjusted pretax margin of 37%, resulting in adjusted diluted earnings per share of $0.61.

During the first quarter, we sold a smaller number of aircraft than what we expect to close in the second and third quarters, given the pipeline of opportunities that we are in the works with. I want to remind everyone that our rental revenues are a function of the size of the fleet; and as you forecast the remainder of 2015 in your financial models, you will need to start with the ending net book value of assets and apply a lease rate factor.

Our second-quarter deliveries amounted to approximately $1.2 million in capital expenditures. As a result of the timing of this CapEx, we expect to have a slightly elevated debt-to-equity ratio in second quarter, which will naturally delever as a function of the cash flows generated by the business, along with our new aircraft delivery pipeline tapering off during the second half of the year. Our debt-to-equity ratio has quarterly cyclicality that matches our delivery stream but has no impact on our overall target ratio of 2.5 to 1.

On the financing side of the business, we have continued to maintain a high level of liquidity. At the end of the quarter, we ended with approximately $2.5 billion in liquidity. In addition to the seven-year, $600 million senior unsecured notes that we closed in early January at 3.75%, we increased the size of our unsecured revolving credit facility by 10% to $2.3 billion, up from $2.1 billion. The pricing of the facility remains unchanged at LIBOR plus 1.25%. Our bank group continues to grow, and we remain very appreciative for their support of our business.

I am very pleased to report that our low composite cost of funds of 3.7% has been achieved even as we further increased the fixed-rate portion of our debt to 80%, lengthened our maturity profile, and increased the unsecured percentage of our debt. The secured portion of our debt book has declined to 10% of total assets, resulting in 85% of our debt portfolio being unsecured. As we continue to execute our financing strategy, our investment-grade credit metrics have continued to improve.

This concludes my review of the financial results and financing activities of the Company, and I will now turn it back to Ryan.

Ryan McKenna

Thanks, Greg. At this time, we would like to open up the call to questions from the analysts.

Operator

(Operator Instructions) Jason Arnold, RBC Capital Markets.

Jason Arnold - RBC Capital Markets

I’m just curious if you could comment on the timing of those 2Q deliveries. Are they relatively steady over the course of the quarter or maybe a little bit more lumpy? And then maybe you could also remind us what’s left for deliveries here in the second half of the year as well, please.

Greg Willis

Yes, sure, Jason. My comment would be that the deliveries are relatively steady throughout the quarter.

Jason Arnold

Okay. And then what is coming in in 2H 2015 as well?

Greg Willis

We have approximately nine aircraft in Q3 and five aircraft in Q4, with roughly $600 million in CapEx split evenly between the quarters.

Steven Udvar-Házy

So we have 18 aircraft this quarter and 14 aircraft in the second half of the year.

Jason Arnold

Excellent. Okay, thanks, guys. And then I guess the other one I was curious about is -- maybe you could talk about the two aircraft added from the secondary market here this quarter. Were those kind of too-good-to-pass-up opportunities, or something else was the driving force there?

Greg Willis

There were two opportunistic sale-leaseback transactions that popped up during the quarter that we took advantage of.

Jason Arnold

Okay. And can you divulge type, or --?

Greg Willis

Yes, they were two A320s.

Jason Arnold

Okay, super. Thanks very much.

Operator

Nathan Hong, Morgan Stanley.

Nathan Hong - Morgan Stanley

Steve, I’m just thinking about what we are seeing across the global economies, and I was hoping you could take a step back and just offer an outlook on we were are in the cycle.

Steven Udvar-Házy

Well, I just completed two back-to-back round-the-world trips, where we visited 15 different airlines. So it’s a nice cross-section of airlines in North America, Europe, the Middle East, Central Asia, Far East, Australia, and the South Pacific. And the consistent message that we got is most of these airlines are experiencing traffic growth in the last six months of between 5% and 12% over the same periods previously.

I would say the general feeling is they are anticipating a modest increase over the next two or three years in oil prices. So all the airlines are planning for a little bit of upward pressure on oil prices.

And particularly in the lesser developed countries, there’s still a high rate of formation of middle-class earners, which will filter down to more air travel. We are also seeing an impact in North America, Europe, and Asia from traffic stimulation of the low-cost carriers, the LCCs; and now the ULCCs, which -- in North America right now we have airlines like Spirit and Frontier taking a lot of traffic out of cars or creating passenger traffic that heretofore did not go at all on these trips. And we are seeing similar phenomenon in Eastern Europe with, for example, Wizz. They just went public on the London Stock Exchange.

And, of course, in Asia, where we have a proliferation of low-cost carriers all the way from Japan, Korea, China, Taiwan, and Southeast Asia -- including Thailand, Vietnam, Indonesia, Malaysia, and Singapore. So what we’re seeing here is a modest increase in GDP. Air traffic continues to grow at 1.5 to 2 times GDP.

Load factors are at historically strong levels. For many airlines in Q1, it was the highest load factors they have ever had in the slowest three months of the year. And we are seeing this traffic stimulation effect from the LCCs and ULCCs. I hope that gives you a broad overview.

John Plueger

Jason, I was on that last trip with Steve. I would also add, specifically with respect to the People’s Republic of China, we are really seeing no slowdown in appetite, request, or demand, whether it is from the big three main Chinese airline groups or the smaller regional airlines -- and even some of the lower-cost airlines in China.

As you know, they continue to build more new airports in China than practically the rest of the world combined. And despite what you may be reading in the financial headlines about overall slowing of growth in China, we see no evidence of that in terms of our inbound requests and the campaigns that we currently have actively in progress in China.

Steven Udvar-Házy

I think the comment about China is also true for the rest of Asia. Even in Japan, where you have virtually no population growth -- or even a slight decrease in population, and to some degree an aging average profile of the population -- the impact of the low-cost carriers has been a positive influence in generating additional traffic. And as those people move up the economic ladder, they will wind up flying on full-service carriers in the future. So we’re really not seeing any particular what I would call danger spots in terms of traffic trends.

Secondly, I just want to add that the majority of our new aircraft placements are geared toward replacement of older airplanes that were built in the 1980s and 1990s. So it’s not necessarily focused on achieving the growth rates that we have seen in the last two years.

Nathan Hong

Got it. That’s very helpful. And just a quick follow-up on your last commentary about replacement: over the years, have you guys actually seen a shift of more interest to growth? Or has that mix between growth versus replacement been fairly stable over the years?

John Plueger

No, that’s actually been relatively constant and pretty stable. As Steve indicated, as a company we tend to target our new aircraft placements at the replacement market. Now, of course, we placed a number of aircraft that are in sort of a growth mode with some of the airlines, but the majority are replacements. And really, it’s just not changed very much over the last year or two.

Steven Udvar-Házy

Yes. Just to give you an example, we have ordered 21 new 777-300ERs, and every one of those aircraft is replacing an older 747, or an MD-11, or an A340 on a one-to-one basis to -- I think it’s nine different airlines. So as John indicated, our focus is replacing aircraft that are no longer as economical to operate.

And also these airlines can achieve better fleet commonality, a more upgraded customer product with these new airplanes that is in harmony with the rest of their fleet. So we see that trend continuing and the airlines upgrading their offerings, particularly for business and first class passengers.

Nathan Hong

Great. Very helpful, guys. Thanks for the time.

Operator

Jamie Baker, JPMorgan.

Jamie Baker - JPMorgan

Good afternoon, gentlemen. It’s actually Jamie and Mark Streeter here.

Clarification on the $9 million in trading gains that you booked in the quarter -- was that just the two aircraft that you disposed, or was there something else in that figure? Was it evenly split, if it was just two aircraft? Any additional color on that would help.

Steven Udvar-Házy

About $7.5 million of that was a gain on aircraft sales. And the rest was management fees and other miscellaneous income.

Jamie Baker

Okay, perfect. A follow-up: your competitor Avalon routinely discloses an appraised mark-to-market on their portfolio. They update those appraisals annually. I’m just curious if this is the sort of thing that Air Lease might consider? Or maybe you’ve already done it and you can share it with us. I realize your preference is to move away from book valuation metrics, but I figured I would ask the question anyway.

Steven Udvar-Házy

Yes. First of all, the appraisers call us to find out what aircraft values are. They use Air Lease as a resource. So I don’t want to pay for any information that we already have.

Secondly, the strength of our Company is based on cash flow generation from our advanced technology book, our forward placements, which will probably bring in anywhere from $45 billion to $50 billion of future lease revenues. And so we’re looking at where this Company is going rather than historical -- usually 6 to 9 months behind in terms of valuations of aircraft versus book values. We’re not going to use that metric. It doesn’t mean anything.

Jamie Baker

Okay. Yes, sure, sure. Understood. Understood. I appreciate you taking the question. Just one last housekeeping thing, Steve, while I have you. The 57 additional aircraft: that includes the 321LRs that were announced earlier in the quarter, correct?

Steven Udvar-Házy

That is correct.

Jamie Baker

Okay.

Steven Udvar-Házy

We launched the A321LR. We will be making announcements very soon about the placement of those aircraft. And we’re seeing a lot of demand, particularly to replace Boeing 757s on longer sectors.

Jamie Baker

Excellent. Thank you very much. Appreciate it.

Operator

Kristine Liwag, Bank of America Merrill Lynch.

Kristine Liwag - Bank of America Merrill Lynch

When we think about the lease rate factors of the aircraft that you are placing in 2017, how does that compare to the airplanes you’ve placed for 2015 and 2016?

Steven Udvar-Házy

That’s actually a very good question, because we just had a Board meeting yesterday. And we were looking at charts, and we are actually seeing a slight uptick. And I think one of the reasons for that is that airlines are anticipating that in the next two or three years, interest rates will begin to move upward slowly.

And so they are thinking that their own financing costs may rise, so consequently they are willing to pay a slightly higher lease rate versus what they are paying today for an equivalent airplane. Secondly, those aircraft have escalation formulas based on inflation indexes that are published by Boeing and Airbus. So we are seeing really robust lease rates on the new technology airplanes, including the neos and the MAXs, 787s, A350s in particular.

Kristine Liwag

Great. And so far, you got a pretty healthy OEM order book, and you are very opportunistic about selling aircraft in your portfolio. So with these puts and takes, how should we think about the net addition of your own fleet? And also, over time, do you have an optimized fleet size in mind?

Steven Udvar-Házy

Let me answer the last one first. The answer is no, we don’t have an optimized fleet size, because -- you hit the nail on the head -- we have our order book, but we also are very focused on opportunistic purchases and sales. So we focus on the quality of our earnings and the return on every single transaction -- the return to the Company, return on equity and return on investment.

And so we do not have an optimized fleet size. We will continue to grow and manage the Company to give the best returns to our shareholders over time. And that’s actually how we have operated as a management team for almost 30 years.

Generally speaking, we would endeavor to sell probably between 20%, 25% of our annual CapEx in used aircraft. But that depends a great deal on the buyers, which aircraft types they are seeking, and balancing our portfolio so it’s an optimized mix of widebodies, narrowbodies, as well as geographic diversification.

So in any given year -- let’s say we had a $3 billion CapEx. We would look at selling between $600 million and $750 million of aircraft. But that’s just a general kind of rule of thumb. It’s not a scientific order of magnitude. But in your forward planning, that’s what you could probably put into your model.

Kristine Liwag

Okay, great. And then switching topics -- and is the last question for me -- from Blackbird, can you just walk through how -- your fee structure from that in how you get paid?

John Plueger

Yes, that’s something, Kristine, actually that we don’t disclose publicly. This is a private venture. We don’t consolidate it onto our balance sheet. It is a fee-based business, but we actually do not disclose the details of the arrangement.

Steven Udvar-Házy

But as we add, Kristine, more aircraft to that portfolio, which is an ongoing process with the goal of reaching about $2 billion of jet aircraft by the end of 2016, that management fee income will grow proportionally to the asset growth in that portfolio.

John Plueger

Yes, at some point if those lines get big enough, we may have to think about -- separating that, but it’s too soon in its early days for that, Kristine. As we have sort of pointed to, it’s really a strategic venture for us to manage risk and concentrations. And we think we are well aligned with our shareholders there.

Steven Udvar-Házy

But the game plan is to add aircraft every quarter to the Blackbird portfolio between now and the end of 2016. So that will all filter down into additional management fees.

Kristine Liwag

Great. Thank you so much.

Operator

Vincent Caintic, McGuire (sic - Macquarie).

Vincent Caintic – Macquarie Capital Markets

I wanted to touch upon those opportunistic purchases. And you mentioned the sale-leaseback market. First, just kind of wanted to get a sense -- your sense of the competitive environment. And then with the sale-leasebacks, has your view evolved in terms of how you see the economics of sale-leaseback versus the direct orders? And what’s your thoughts there?

Steven Udvar-Házy

Difference between our approach to sale-leasebacks and many of the other lessors is totally different. We do not participate in what we call RFPs, or competitive bidding or auctions for RFPs. And every incremental transaction that we did this year was a result of a fleet-planning process between us and the respective airlines. And it was a directly-negotiated transaction. There were no other lessors or financial parties involved in the process.

So it was basically a bilateral deal between us and the airlines involved. It was not through a open-bidding RFP process, which is the general method that airlines are using nowadays. So I just want to emphasize that we’re not in the herd. Our transactions are unique, and they’re basically created through a creative structure between us and the respective airline.

Vincent Caintic

Got it, thanks for that. And then just second question for me: on your -- on the demand for used aircraft, are there any specific trends that you are seeing in terms of the demand for certain types of aircraft types, and maybe geographies of those who might be interested in that?

John Plueger

Well, historically, most of the classic demand, Vincent, has been in the single-aisle side. However, as this industry has grown, and as more lessors and more investors have looked overall at this space, we are actually seeing now an increase in interest in the widebodies. And so across the spectrum of what we will be selling this year and into next year, I think the sales from our fleet should approximate the distribution of our fleet right now as to single-aisle and widebody.

Maybe not quite as much widebody percent. But the bottom line is the biggest overall trend is I think we’re seeing more appetite on the good, young, widebody aircraft than we have, generally speaking, over the past several years as this industry has grown. The primary demand still remains for the single aisle, but we are seeing a broader growth in the twin-aisle market.

Steven Udvar-Házy

At the end of last year, we sold a 777-300ER lease to a major airline. We sold an A330-300 that’s also leased to a major airline. So as John indicated, the A320 and the 737 NGs are still the bread-and-butter airplanes in the used market. But many investors are also sprinkling in the widebody aircraft as well as the Embraer jets.

Vincent Caintic

That’s very helpful. Thanks very much guys.

Operator

Richa Talwar, Deutsche Bank.

Richa Talwar - Deutsche Bank

So, first, I wanted to touch on John’s point regarding the placed aircraft. So you said 88% of your 2016 and 56% of your 2017 deliveries had been placed. So I was wondering if you’d be willing to share comments about the unplaced aircraft over those years. Could you tell us what’s available, and how demand is shaping up for those particular aircraft types?

John Plueger

As I indicated in my remarks, we are pretty much on track. I feel very confident in telling you those percentages are going to increase next quarter. We have a number of transactions that are really -- literally have been closing in the last week or two.

So our placements are pretty much right where they need to be. But what I will add that is a bit different is: consistent with the strong, long backlogs at the manufacturer, generally speaking, we are placing aircraft farther out in the future. Because there’s less neo and MAX aircraft available in the 2016/2017 time frame today. We are looking at -- we are very close on our first placements of A350-900s, 787-9s. We are the launch customer of the 321LR neo.

So generally speaking, we are seeing placements much farther out today than we did, certainly, three or four years ago or even a couple of years ago. So I can’t ever imagine -- remember, we did our first transactions with a Southeast Asian airline placing 787-9s. We did them really in 2013, and these were 2018 deliveries.

So five years out, we are placing product. And that trend continues. So for us it is a balance: how much do we want to place now versus whether or not we should wait a year or two. Because we are known as a company that really, really tailor-makes fleet solutions for our airlines, working with our airlines, as Steve mentioned earlier -- the sale-leasebacks we talked about earlier.

So we want to have some product remaining available to meet strategic growing demands globally. If we wanted to, we could push the go-forward-fast lever and increase our rate of placements. But for us, life is about balance and about having some product available over the next year, two, or three across the globe. Because we offer fleet solutions. And if we are out of product completely, we have fewer tools to work with.

Richa Talwar

Okay, that’s really helpful. And then you mentioned the 787-9s, and I recently read that Chinese operator Hainan Airlines was looking to get into those aircraft as early as next year. So wondering if, A, your 2016 delivery slots for that aircraft are even still available; and, B, if you are speaking to that airline broadly about their upcoming fleet needs?

Steven Udvar-Házy

That’s a tough one to answer. Just stay tuned.

Richa Talwar

All right, fair enough. And then if I could just ask one more, then. This is more big-picture. I noticed that the Middle East seems to have -- seems to be accounting for a largest share of your overall fleet than it did last year. So in that context, curious to hear what your thoughts are around the subsidy argument between the big Middle Eastern carriers and the US operators, and how you think the outcome of that issue may impact the aircraft leasing industry?

Steven Udvar-Házy

Right. The reason that, in Q1, the Middle East/Africa percentage of our total fleet assets grew was that we delivered a new Boeing 777-300ER to Emirates. And so that aircraft alone, because of its value, changed very slightly the proportionality of assets dedicated to airlines in Middle East and Africa.

As far as the arguments and the debate that’s ongoing between the major US airlines and the Gulf carriers, we really don’t want to comment on that. Because we have customers in both buckets, and this is something that will be publicly aired and dealt with by the regulators in terms of how to deal with the Open Skies matters, and how to deal with alleged subsidies on both sides of the Atlantic. So it’s really not for us to draw any conclusions. Both sides are putting forward interesting arguments, and we will let it play out.

Richa Talwar

All right. Well, I appreciate that color. Thank you.

Operator

Darryl Genovesi, UBS.

Darryl Genovesi - UBS

I just wanted to start -- you had -- a couple weeks ago United said they were going to start moving some 777s out of long-haul flying and into domestic US flying. And just wondering if you see that as a developing trend? If you’re noticing 777s start to fly shorter-haul routes as, perhaps, Boeing is looking to move more of them more quickly in anticipation of the model transition out in a few years.

Perhaps there is a little bit more availability. And perhaps that’s what is motivating this decision. I’m just wondering if you think that’s right, and if you’re seeing -- if there’s anything more broad-based than just the move that we saw there a couple weeks ago.

John Plueger

Not really. What you’re talking about, I believe, are 777-200s.

Darryl Genovesi

200s, yes.

John Plueger

Not 777-300ERs. I really don’t think it’s related to any sales push on the part of Boeing. It really is strictly related to -- it’s not just the United States, but particularly in Asia, you see a lot of widebodies being used on more so-called regional routings.

You’ve got widebodies all day long going between Beijing and Hong Kong, particularly on the weekend. So I think it’s really strictly just a function of demand, passenger load factors, and the fact that there’s limited slot availability. It is a global phenomenon; it’s not just localized anywhere like the United States.

Steven Udvar-Házy

If you go back into the 1970s and 1980s, airlines like United and TWA, American were using 747s on US transcontinental routes even on flights between New York and Florida. And there was extensive use of DC10s and L-1011s, which are comparable in size to the 777-200.

So if you go back in history, in the 1970s and 1980s -- and even into the 1990s -- there was very, very extensive use of widebody aircraft on transcon markets as well as Midwest to the West Coast and from the Northeast to Florida.

Darryl Genovesi

Okay. And then, I guess -- well, thanks for that. I also wanted to ask you -- Boeing Capital hosted this meeting on Monday, I believe it was. And every year when they do this thing, they do this survey. And they asked a couple questions that I think are sort of related.

One is -- they always ask aircraft financiers what’s their view on the current level of capital available for aircraft finance. And in this particular case, you had 60% to 65% respondents said there was too much capital, and only 3% said there was too little capital. But then a question or two later, they asked what is your plan for your aircraft finance portfolio? And 80% of them said they were going to grow.

And I have trouble reconciling those two views. And I wonder -- I know that you try not to take part in some of the more commoditized aspects of the business, but I wonder if perhaps you are worried that you do start to see an issue take hold with respect to lease rate factors going forward because of this?

John Plueger

Well, the capital inflows to the space have been strong now for several years. It’s partially a result of the success of the space, but also the overall growth in worldwide air travel and air traffic.

So I would say we have no concerns. We are quite happy that we have capital readily available. In fact, I think it’s one of the underlying reasons why the overall airline industry has done well, because they benefited from not only lower interest rates, but plentiful capital sourcing. And the same thing for the aircraft leasing industry. I don’t see that that’s going to really fundamentally change in terms of too much capital chasing too few deals.

I think there already has been capital available to the global marketplace. It has resulted in more efficient operations for the airlines and given them more choices. So is provided -- indirectly and directly, it’s provided them healthier balance sheets and healthier P&Ls. So we tend to view it as a good thing.

We don’t see any evidence that there is some sort of global capital glut that’s just profoundly influencing lease rates and financial returns. Every shareholder -- every company has to have their defendable earnings. And we at Air Lease enjoy the highest pretax profit margin in the industry. So I would just say the short answer is no. I don’t see any evidence that capital availability is going to hurt the industry or hurt our returns.

Steven Udvar-Házy

Also, in the last two years, airlines globally have used the export credit agencies to a lesser degree than they did back in 2010, 2011, 2012 -- partly because of the new ASU regulations or agreements, which require higher fees. So what we’re seeing at the airlines have improved their balance sheets. They are relying more on the commercial marketplace rather than government-guaranteed financing, which has become much more expensive than it was historically because of the new fee structures.

Darryl Genovesi

Are there any leading indicators that you’re monitoring that you think give you a sense of when you might expect to see a market for aircraft financing that’s perhaps oversupplied? I guess -- I’m sure you’re monitoring traffic patterns, as you pointed out. But is there anything on the supply side that you’re monitoring that, if it goes in a certain direction, would have you worried?

Steven Udvar-Házy

Well, what we do look at is the total capital requirement for all of the new deliveries that are taking place in 2015, 2016, and 2017. And that is at historically the highest levels we’ve ever seen, because when you add the combined value of all of the A380s and 777s, 787s, and A350s and 747 freighters, 787-9s and 8s, and then all of the increased production rates on the 737 line and the A320-21 line -- and you put that all together and then add the regional aircraft, the capital being consumed to finance all of these aircraft is really at historical highs. So we need more capital in the marketplace to finance all of those aircraft whether through bank financing, EETCs, operating leases, finance leases, and export credit financing.

Darryl Genovesi

Great. Well, thanks for the color. Appreciate it.

Operator

There are no further questions in queue at this time. I would now like to turn the call back over to Ryan McKenna for closing remarks.

Ryan McKenna

Thank you very much for dialing into the Q1 call. And we look for to speaking with you again in Q2.

Operator

Ladies and gentlemen, this concludes today’s conference. Thank you for your participation. You may now disconnect. Have a great day.